Exhibit 99.1

Traws Pharma Announces Completion of Phase I studies with Tivoxavir marboxil, a single dose oral investigational drug for the treatment and prevention of H5N1 Bird Flu

Phase I completed in healthy volunteers with pharmacokinetic data supporting dosing for both therapeutic and further development for bird flu prevention

NEWTOWN, PA, January 23, 2025 (PR NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing oral small molecule therapies for the treatment of respiratory viral diseases, today announced completion of Phase 1 clinical studies of its investigational one-dose influenza (flu) therapy, tivoxavir marboxil (tivoxavir), for the treatment or prevention of H5N1 bird flu.

“We believe that our clinical data in healthy volunteers support accelerated development of tivoxavir marboxil in response to the growing threat of bird flu,” said Werner Cautreels, PhD, Chief Executive Officer of Traws Pharma.

“The first U.S. death from the bird flu2 and the spread into commercial poultry farms highlights a growing threat to public health” said Robert R. Redfield, MD, Chief Medical Officer for Traws Pharma and former Director of the U.S. Centers for Disease Control and Prevention (CDC). “We believe that new antiviral therapies, with proven activity against the H5N1 bird flu, are needed to address this potential threat. Continued circulation of this H5N1 virus in wild birds and mammals, plus spread of the virus from cattle or poultry to agricultural workers, sustains the risk for virus adaptation and human to human transmission.3”

“Topline data from the Phase I study demonstrated safety and tolerability of tivoxavir marboxil in humans at levels of exposure that have demonstrated potent inhibition of H5N1 and informs dose selections for further testing in relevant animal models of bird flu,” said C. David Pauza, PhD, Chief Science Officer for Traws Pharma. “The combined clinical and animal model data package will guide our upcoming regulatory meetings as we advance this product and, hopefully, provide an important medical countermeasure against bird flu.”

Topline Phase 1 Results

The Phase 1 trial was a randomized, double-blind, placebo-controlled study to assess the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of ascending doses of one-time tivoxavir marboxil treatment in healthy, influenza-negative, adult volunteers.

No significant treatment related adverse events were reported during the Phase 1 study, which evaluated four dose levels. Preclinical studies showed that tivoxavir marboxil demonstrated potent inhibition of drug-resistant influenza viruses, as well as potent inhibition of highly pathogenic bird flu viruses1, both in vitro and in vivo.

About Tivoxavir Marboxil

Seasonal influenza represents an estimated multi-billion antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders1, with upside potential from pandemic flu outbreaks. Tivoxavir marboxil was designed as an inhibitor of the highly conserved influenza protein, CAP-dependent endonuclease (CEN). It has demonstrated potent in vitro activity against a range of influenza strains in preclinical studies, including the highly pathogenic avian flu H5N1 (bird flu). Completed and ongoing animal model studies are assessing the impact of a single dose of tivoxavir marboxil on lethal bird flu infection. We believe that these data support further development of tivoxavir marboxil as a one-time treatment for bird flu.

Source information:

1.	TRAW data on file
2.	https://www.cdc.gov/media/releases/2025/m0106-h5-birdflu-death.html
3.	http://dx.doi.org/10.15585/mmwr.mm7344a3

About Traws Pharma, Inc. antiviral programs

Traws Pharma is a clinical stage biopharmaceutical company developing potential oral small molecule therapies for the treatment of respiratory viral diseases. The viral respiratory disease program includes two oral, novel, Phase 1, potentially best-in-class, small molecule drug candidates: tivoxavir marboxil, in development for flu and pandemic flu, targeting the influenza cap-dependent endonuclease (CEN); and ratutrelvir, in development as a COVID treatment, targeting the Mpro (3CL protease), without the need for co-administration of ritonavir.

Traws is committed to delivering novel compounds for unmet medical needs using state-of-the-art drug development technology. With a commitment to patients in need and vulnerable populations, we aim to build solutions for important medical challenges and alleviate the burden of viral infectious disease.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits and the regulatory plans for tivoxavir marboxil. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, collaborations, market conditions, regulatory requirements, the extent of the spread and threat of the bird flu, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Mark Guerin

Traws Pharma, Inc.

267-759-3680

www.trawspharma.com